SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 24, 2011

Southern Products, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-165692	27-1963282
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

13668-B Valley Blvd., City of Industry, CA	91746
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (626) 213-3266

_________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – Registrant’s Business and Operations

Item 1.01 Entry Into A Material Definitive Agreement

On June 24, 2010, we entered into a Distribution Agreement (the “Agreement”) with Wintec Industries, Inc. (“Wintec”), a California corporation. Under the Agreement, Wintec has agreed to act as a non-exclusive distributor of our SIGMAC-branded televisions and other consumer electronics. The initial term of the Agreement is one year, and the Agreement will automatically renew for successive one-year terms unless terminated upon sixty days notice by either party. Upon receipt of written purchase orders from Wintec, we will ship the ordered product FOB Wintec’s US Continental warehouse. We will bear all freight expense unless otherwise agreed. Wintec has the right to return any incorrectly shipped product at our expense. In addition, we will be required to immediately credit Wintec for the purchase price of any products found defective by Wintec or its customers. Wintec will work with us to advertise and promote our products in a commercially reasonable manner.

The Agreement requires that we offer Wintec product pricing at least as low as the pricing offered to any of our other customers. In addition, the Agreement requires that we provide Wintec with price protection in the event of a reduction in any product price by crediting Wintec for the amount of the price difference on any product in the inventory of Wintec and its customers at the time of the price reduction. The payment terms for Wintec’s initial purchase order shall be C.O.D., with credit terms of net-thirty-days for all purchase orders thereafter.

The Agreement contains standard warranties and other terms. The forgoing is a summary of the material terms of the Agreement and is not a complete description of its provisions. The Agreement is filed herewith as Exhibit 10.1.

Section 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
10.1	Distribution Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Southern Products, Inc.

/s/Edward Meadows

Edward Meadows

President, Chief Executive Officer

Date: June 29, 2011

2